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                                                                     EXHIBIT 2.2

                              FIRST AMENDMENT TO
                     AGREEMENT AND PLAN OF REORGANIZATION

     This First Amendment to Agreement and Plan of Reorganization (this "First Amendment") is made by and between Active Software, Inc., a Delaware corporation ("Active"), Zodiac Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Active ("Sub") and TransLink Software, Inc., a Washington corporation ("TransLink") as of this 15th day of March 2000. All capitalized terms used herein shall have the meaning set forth in the Merger Agreement (as defined below) unless otherwise stated.

     WHEREAS, Active, Sub and TransLink entered into an Agreement and Plan of Reorganization dated as of February 27, 2000 (the "Merger Agreement") whereby Active agreed to acquire TransLink (the "Merger") subject to certain terms and conditions contained therein; and

     WHEREAS, the parties have agreed to amend the Merger Agreement as herein provided.

     NOW THEREFORE, the parties hereto have agreed as follows:

1. Section 1.2 of the Merger Agreement shall be amended and restated in its entirety as follows:

  "1.2  Closing Date; Effective Time of the Merger.  Unless this Agreement shall
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have been terminated pursuant to Section 10 hereof, the closing of the Merger
(the "Closing") shall be held at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California 94025, on or before April 7, 2000 at 6:00 p.m., or at such other time and place as agreed in writing by the parties hereto. The date of Closing is referred to herein as the "Closing Date." Upon delivery of all closing deliverables, the parties shall cause the Merger to be consummated by causing the Certificate to be filed with the Secretary of State of the State of Delaware in accordance with Delaware law and the Articles of Merger to be filed with the Secretary of State of the State of Washington in accordance with Washington law. The Merger shall become effective as of the date that such filings are completed in accordance with applicable statutory requirements (the "Effective Time of the Merger")."

2. Section 9.1(c) of the Merger Agreement shall be amended and restated in its entirety as follows:

  "(c) by either Active or TransLink if (i) the Merger shall not have been consummated before April 15, 2000 (provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date); (ii) there shall be a final nonappealable order of a Federal or state court of competent jurisdiction in effect preventing or prohibiting the consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; or"

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3.  This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


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     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first written above.



                               ACTIVE SOFTWARE, INC


                               By: /s/ R. James Green
                               Name:   R. James Green
                               Title:  Chief Executive Officer



                               ZODIAC ACQUISITION CORP.


                               By:    /s/ Jon A. Bode
                               Name:   Jon A. Bode
                               Title:  President and Chief Executive Officer



                               TRANSLINK SOFTWARE, INC.


                               By:   /s/ Translink Software, Inc.
                               Name:
                               Title:


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